Exhibit 99.1

MEDIA CONTACT	MEDIA CONTACT
Justin Scott, (816) 480-2548	Dick Westerling, (865) 925-9539
juscott@AMCTheatres.com	dick.westerling@REGmovies.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT® AND REGAL ENTERTAINMENT GROUP®

RAISE THE CURTAIN ON OPEN ROAD FILMS

Nation’s Two Largest Movie-Theatre Operators Partner to Create
a New Distribution Company with Tom Ortenberg as CEO

Kansas City, Mo. and Knoxville, Tenn. (March 7, 2011) — AMC Entertainment Inc. (AMC) and Regal Entertainment Group (Regal), the two largest theatrical exhibition and entertainment companies in the United States, announce today the launch of an innovative distribution company, Open Road Films.

Open Road Films will be a dynamic acquisition-based domestic theatrical distribution company that will concentrate on wide-release movies.

“As major studio releases have declined in recent years, Open Road Films will fill an important gap that exists in the market today for consumers, movie producers and theatrical exhibitors,” said Gerry Lopez, chief executive officer and president, AMC. “We are committed to providing a wide array of movies — year round — that appeal to all of our diverse groups of guests. Open Road Films will provide a broader availability of movies to consumers.”

“Regal and AMC are in a unique position to provide Open Road Films with strategic access to theatrical exhibition, enabling more great stories to reach the big screen,” said Amy E. Miles, chief executive officer, Regal. “Open Road Films will distribute these movies to theatres across the United States, playing them well beyond Regal and AMC’s screens.”

Tom Ortenberg has joined Open Road Films as its Chief Executive Officer, bringing more than 25 years of movie marketing, distribution and acquisition experience to the company. Ortenberg has an esteemed track record in delivering successful motion picture content to theatres. After opening Lionsgate’s first office in Los Angeles in 1996, Ortenberg served as President, Theatrical Films, while overseeing the release of a diverse slate of films including Crash, Monster’s Ball, 3:10 to Yuma, My Bloody Valentine 3-D, The Forbidden Kingdom, Open Water, Hostel,” the Tyler Perry film franchise and the Saw horror movie franchise. In 2009 Ortenberg served as President of Theatrical Films for The Weinstein Company, working closely with Quentin Tarantino on the marketing and distribution of Inglourious Basterds, Tarantino’s highest grossing movie ever at the box-office with $120 million in theatrical receipts. Most recently Ortenberg founded a broad-based entertainment consulting firm, One Way Out Media.

“Open Road Films will approach movie distribution with discipline, focus and innovation,” said Ortenberg. “With strong support from exhibition we will market and distribute wide-release motion pictures in an effective, cost-efficient manner, playing in all theatre chains across the country” said Ortenberg.

Based in Los Angeles, the company will distribute approximately eight to 10 movies per year and expects to release its first film later this year.

About AMC Entertainment Inc.

AMC Entertainment Inc. delivers distinctive and affordable movie-going experiences in 361 theatres with 5,203 screens across the United States and Canada. The company operates 24 of the 50 highest grossing theatres in the country, including the top three.  AMC has propelled industry innovation and continues today by delivering premium sight and sound, enhanced food and beverage and diverse content.  www.AMCTheatres.com.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the United States. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,683 screens in 537 locations in 37 states and the District of Columbia. Regal operates theatres in 43 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations. www.REGmovies.com.

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